Exhibit 4.3

FORM OF 8.5% NOTE

[FORM OF THE FACE OF 8.5% NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation, (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

FRONTIER OIL CORPORATION

8.5% Senior Note due 2016

REGISTERED	CUSIP No. 35914P AJ4

No.	$

Frontier Oil Corporation, a Wyoming corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to                                 , or its registered assigns, the principal sum of                      Dollars ($                        ) on September 15, 2016 [or such greater or lesser principal sum as may be indicated on the attached schedule]*.

*	To be included only in a Global Security.

Interest Payment Dates: March 15 and September 15, commencing March 15, 2009.

Regular Record Dates: March 1 and September 1.

Reference is hereby made to the further provisions of this 8.5% Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 8.5% Note to be signed manually or by facsimile by one of its duly authorized officers.

FRONTIER OIL CORPORATION

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Officer

Date:

[FORM OF THE REVERSE OF 8.5% NOTE]

FRONTIER OIL CORPORATION

8.5% Senior Note due 2016

1.	Indenture; Limitations.

The Company issued the 8.5% Notes under the Indenture dated as of September 17, 2008 (the “Original Indenture”), as supplemented and amended by the First Supplemental Indenture dated as of September 17, 2008 (the Original Indenture as so supplemented and amended being hereinafter referred to as the “Indenture”), among the Company, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the 8.5% Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The 8.5% Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this 8.5% Note and the terms of the Indenture, the terms of the Indenture shall control.

The 8.5% Notes are senior obligations of the Company and the aggregate principal amount of the 8.5% Notes which may be issued, executed, authenticated, delivered and outstanding is unlimited (subject to Section 1 of the First Supplemental Indenture). The Company may, subject to Section 10.10 of the Indenture, issue Additional 8.5% Notes under the Indenture in either a limited or an unlimited aggregate principal amount. This 8.5% Note is one of the Original 8.5% Notes referred to in the Indenture issued in an aggregate principal amount of $200,000,000. The Additional 8.5% Notes may be issued as part of the same or a different series of Securities as the Original 8.5% Notes, but all such 8.5% Notes shall be treated as a single class under the Indenture.

2.	Principal and Interest.

The Company will pay the principal of this 8.5% Note on September 15, 2016.

The Company promises to pay interest on the principal amount of this 8.5% Note on each March 15 and September 15 (each an “Interest Payment Date”), as set forth below, at the rate per annum shown above.

Interest will be payable semiannually in arrears (to the holders of record of the 8.5% Notes at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing March 1, 2009.

Interest on the 8.5% Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 17, 2008, provided that, if there is no existing Default in the payment of interest and this 8.5% Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal or premium, if any, from time to time on demand at the rate borne by the 8.5% Notes plus 0.75% per annum, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, to the extent lawful, from time to time on demand, at the rate borne by the 8.5% Notes plus 0.75% per annum.

3.	Method of Payment.

The Company will pay interest (except Defaulted Interest) on the principal amount of the 8.5% Notes as provided above on each Interest Payment Date to the Persons who are Holders (as reflected in the Security Register at the close of business on the March 1 or September 1 immediately preceding the relevant Interest Payment Date), in each case, even if the 8.5% Note is canceled on registration of transfer, registration of exchange, redemption or repurchase after such record date and on or before the Interest Payment Date, provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this 8.5% Note to a Paying Agent on or after its Maturity.

The Company will pay all principal, premium, if any, and interest due on the 8.5% Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. With respect to 8.5% Notes represented by a Definitive Security, it may mail an interest check to the Holder’s registered address (as reflected in the Security Register); provided that payment by wire transfer of immediately available funds will be available to the Holder of any Definitive Securities in the aggregate principal amount of $1.0 million or more, upon request and upon providing wire transfer instructions to the Company or the Paying Agent. All payments in respect of 8.5% Notes represented by a Global Security will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. If a payment date is a date other than a Business Day at a Place of Payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

4.	Paying Agent and Security Registrar.

Initially, the Trustee will act as Security Registrar in relation to the 8.5% Notes at its Corporate Trust Office in Dallas, Texas and as Paying Agent at its corporate trust office in The City and State of New York, which on the Issue Date is located at 45 Broadway, 14th Floor, New York, New York 10006-3007. The Company may change any Paying Agent or Security Registrar without notice to any Holder.

5.	Optional Redemption.

The 8.5% Notes are subject to optional redemption, either as a whole or in part, at the times, under the circumstances, upon the giving of prior notices to Holders and at the Redemption Prices set forth in Article Eleven of the Indenture.

6.	Repurchase Upon a Change of Control.

Upon the occurrence of a Change of Control, each Holder of 8.5% Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of such Holder’s 8.5% Notes pursuant to the Change of Control Offer as provided in, and subject to the terms of, Section 10.16 of the Indenture at a purchase price in cash equal to 101% of the aggregate principal amount of the 8.5% Notes repurchased, plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to such date of purchase).

7.	Denominations; Transfer; Exchange.

The 8.5% Notes are in registered form without coupons in denominations of $1,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer of or exchange 8.5% Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges imposed on the transaction. The Security Registrar need not register the transfer of or exchange any 8.5% Notes selected for redemption (except in the case of a 8.5% Note redeemed in part, the portion of the 8.5% Note not to be redeemed). Also, it need not register the transfer of or exchange any 8.5% Notes for a period of 15 days before the day of the mailing of a notice of redemption of 8.5% Notes selected for redemption and ending on the day of such mailing.

8.	Persons Deemed Owners.

A Holder shall be treated as the owner of a 8.5% Note for all purposes.

9.	Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for one year, the Trustee and any Paying Agent will pay the money back to the Company at its written request, unless any applicable escheat or abandoned property law provides otherwise. After that, Holders entitled to the money must look to the Company for payment, and all liability of the Trustee and any Paying Agent with respect to such money shall cease.

10.	Discharge Prior to Redemption or Final Maturity.

Subject to certain conditions, if the Company deposits with the Trustee money or Government Securities sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the 8.5% Notes to redemption or final maturity, as applicable, the Company and the Guarantors may terminate some of or all of their respective obligations under the Indenture and the 8.5% Notes, all as provided in Articles Four and Thirteen of the Indenture.

11.	Amendment; Supplement; Waiver.

Subject to certain exceptions set forth in Section 9.2 of the Indenture, the Indenture, the 8.5% Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the 8.5% Notes then Outstanding, and any existing Default or Event of Default or compliance with any provision thereof may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the 8.5% Notes then Outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture as it relates to the 8.5% Notes, the 8.5% Notes or the Subsidiary Guarantees to, among other things, cure any ambiguity, defect or inconsistency and make any other change that does not adversely affect the legal rights thereunder of any Holder.

12.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness or issue Disqualified Stock, make Restricted Payments, use the proceeds from Asset Sales, create or suffer to exist restrictions on the ability of Restricted Subsidiaries to make certain payments to the Company or its Restricted Subsidiaries, engage in transactions with Affiliates or enter into sale-and-leaseback transactions, suffer to exist or incur Liens to secure Indebtedness, enter new lines of business or merge, consolidate or dispose of all or substantially all of their properties or assets. The Company is also required to cause each of its Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) to guarantee payment of the 8.5% Notes on the terms provided in Article Fourteen of the Indenture. Within 150 days after the end of each fiscal year, the Company and each Guarantor must deliver to the Trustee a certificate stating whether or not the signers know of any Default under such restrictive covenants.

13.	Successor Persons.

When a successor Person assumes all the obligations of its predecessor Company under the 8.5% Notes and the Indenture, the predecessor Person will be released from those obligations.

14.	Defaults and Remedies.

The following are summaries of Events of Default under the Indenture with respect to the 8.5% Notes:

(a) default for 30 days in the payment when due of interest on the 8.5% Notes;

(b) default in payment when due of the principal of (or premium, if any, on) the 8.5% Notes;

(c) failure by the Company to comply with Section 5.01 of the Indenture or to purchase 8.5% Notes when required pursuant to Section 10.14 or 10.16 of the Indenture;

(d) failure to perform any other covenant of the Company or any Subsidiary in the Indenture or the 8.5% Notes, continued for 60 days after the giving of written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding 8.5% Notes;

(e) default by the Company or any Restricted Subsidiary under any Indebtedness for borrowed money in an aggregate principal amount of at least $20.0 million that results in acceleration of the Maturity of such Indebtedness, or failure to pay any such Indebtedness at Stated Maturity within any applicable grace period, if such default is not cured or waived or such Indebtedness is not repaid or such acceleration is not rescinded within 10 days beyond the applicable grace period or the acceleration;

(f) any final judgment or decree (to the extent not covered by insurance) for the payment of money in excess of $20.0 million is entered against the Company or any of its Restricted Subsidiaries and is not paid or discharged or stayed for a period of 60 consecutive days following entry;

(g) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would be a Significant Subsidiary; or

(h) a Subsidiary Guarantee is held to be unenforceable or invalid or ceases to be in full force and effect (other than as permitted by the Indenture) or a Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

The Indenture provides that if an Event of Default (other than an Event of Default described in clause (g) above) with respect to the 8.5% Notes at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding 8.5% Notes by notice as provided in the Indenture may declare the principal amount of the 8.5% Notes, together with accrued and unpaid interest thereon, to be due and payable immediately. If an Event of Default described in clause (g) above with respect to the 8.5% Notes at the time Outstanding shall occur, the principal amount of all the 8.5% Notes, together with accrued and unpaid interest thereon, will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the Outstanding 8.5% Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture.

15.	Trustee Dealings with the Company or its Affiliates.

The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

16.	No Recourse Against Others.

No director, officer, member, manager, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the 8.5% Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, or otherwise in respect of, such obligations or their creation. Each Holder by accepting a 8.5% Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the 8.5% Notes.

17.	Authentication.

This 8.5% Note shall not be valid until the Trustee or an Authenticating Agent signs the certificate of authentication on the other side of this 8.5% Note.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

19.	Governing Law.

THIS 8.5% NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

20.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 8.5% Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 8.5% Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024, Attention: Corporate Secretary.

ASSIGNMENT FORM

To assign this 8.5% Note, fill in the form below:

I or we assign and transfer this 8.5% Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                               agent to transfer this 8.5% Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this 8.5% Note)

Signature Guarantee:
(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this 8.5% Note purchased by the Company pursuant to Section 10.14 (Asset Sales) or Section 10.16 (Change of Control) of the Indenture, check the Box:

☐ Section 10.14	☐ Section 10.16

If you wish to have a portion of this 8.5% Note purchased by the Company pursuant to Section 10.14 or Section 10.16 of the Indenture, state the amount:

$

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this 8.5% Note)

Signature Guarantee:
(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE RESPECTING THE AMOUNT OF THIS GLOBAL SECURITY

The following increases or decreases in the principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following such Decrease or Increase	Signature of Authorized Officer of Trustee or Securities Custodian

FORM OF NOTATION OF SUBSIDIARY GUARANTEE

Each of the Guarantors (which term includes any successor Person in such capacity under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the 8.5% Notes and all other amounts due and payable under the Indenture and the 8.5% Notes by the Company.

The obligations of the Guarantors to the Holders of 8.5% Notes and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article Fourteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.

Guarantors:

[NAME OF EACH GUARANTOR]

By: